EXHIBIT (b)(ii)


December 3, 2004



Bruce N. Davis
ERI Acquisition Corp.
11802 SE Stark St.
Portland, OR 97216


Dear Bruce:

We are pleased to advise you that our loan proposal dated October 5, 2004 (the "Proposal") has been approved and we are pleased to submit to you this commitment (this "Commitment"). All defined terms used but not defined in this Commitment shall have the meanings set forth in the Proposal.

All terms and conditions of the Proposal remain as stated, with the following exceptions:

ADDITIONAL CONDITIONS TO CLOSING:


BUSINESS VALUATION OPINION: GEFF will have received and approved an independent Business Valuation Opinion completed by FTI Consulting. Report to determine the fair market value of the company's assets including general intangibles and other assets (the "going concern" enterprise value of the company) post transaction and post merger.

VALUATION ANALYSIS (FAIRNESS OPINION): GEFF has received and accepted the form of the Elmer's Restaurants Inc. Valuation Analysis dated August 5, 2004 ("VA Report") and prepared by Veber Partners. As a condition to closing GEFF shall receive and approve a bring down comfort letter ("Comfort Letter") to the VA Report that is dated within three (3) weeks of the closing date of the transaction and that indicates no material adverse change has taken place to the VA Report.

APPROVAL OF TAX LIEN: GEFF will have received and approved evidence of payment of a $211 county tax lien against Grass Valley Ltd. Reported Jan. 1996.

FINANCIAL STATEMENTS: Approval subject to receiving separate financial statements (balance sheet & income statements) for the last FYE, interim, and prior year comparable for Elmer's Pancake & Steakhouse, Grass Valley Ltd., and CBW Food Company, LLC.

INDEMNITY: GEFF will have received and approved indemnity agreements from all 22 shareholders that will indemnify GEFF against securities laws violations.

OTHER: ERI Acquisition Corp. must acquire a majority of the minority of the outstanding Elmer's Restaurants, Inc. stock.








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DEPOSIT:  $30,000.00  (combined  deposit  for Loan #1,  Loan  #2,  and  Business
Valuation Opinion). Upon acceptance of this proposal, BORROWER will pay GEFF a non-interest bearing Deposit in the amount shown above. BORROWER has previously paid a deposit of $5,000.00 and an additional $25,000.00 will be due upon acceptance of this commitment for a total deposit of $30,000.00. This Deposit will be returned to the BORROWER: (i) upon Closing and receipt of all documentation (net of any fees and any out-of-pocket expenses); and (ii) upon GEFF'S termination of this transaction because of a material adverse change in the BORROWER'S financial condition. If this transaction is not fully closed by the Funding Cut-Off Date for any other reason, GEFF will retain the entire Deposit as liquidated damages. In the event such Deposit is not sufficient to pay GEFF'S reimbursable costs, BORROWER will promptly pay any shortfall to GEFF.

ADDITIONAL LOAN TERMS:

LOAN TABLE: LOAN ONE

--------------------------------------------------------------------------------------------------------------------------------

        ADVANCE                                                             INTEREST      RATE          RATE        INTEREST
      CALCULATION     LOAN AMOUNT      TERM     AMORTIZATION    PAYMENT       RATE     CALCULATION   CONVERSION     RATE TYPE
--- --------------- --------------- ---------- -------------- ------------ ---------- ------------- ------------ ---------------
                                                                                                                    Fixed at
     Up to 100% of                                                                     Ten (10) Yr                Closing Rate
 A  the refinanced   $3,500,000.00   10 years     10 years     $41,875.17    7.68%       Swaps +        N/A       (determined
        amount                                                                            2.99%                    as of Loan
                                                                                                                  Closing Date)
--------------------------------------------------------------------------------------------------------------------------------

The Loan Amount(s) shown in the Loan Table are approximate based on preliminary information provided by the BORROWER. The Payment amount(s) shown above are based on the stated Loan Amount and Interest Rate, and are subject to change in conjunction with any change in the Loan Amount.

All scheduled payments of principal and interest will be paid to GEFF via automated clearinghouse debit from a U.S. bank account in the name of BORROWER.

LOAN TABLE: LOAN TWO

------------------------------------------------------------------------------------------------------------------------------------

        ADVANCE                                                             INTEREST      RATE            RATE          INTEREST
      CALCULATION     LOAN AMOUNT      TERM     AMORTIZATION    PAYMENT       RATE     CALCULATION     CONVERSION       RATE TYPE
--- --------------- --------------- ---------- -------------- ------------ ---------- ------------- ----------------- --------------
                                                                                                        Between
                                                                                                      seven months
                                                                                                      and twenty-
     Up to 100% of                                                                       90 day       four months,     Variable Rate
 A  the refinanced   $3,000,000.00   10 years     10 years     $33,230.87     5.95%      LIBOR +        BORROWER       (w/option to
        amount                                                                            3.55%      can fix rate at       fix)
                                                                                                       Five (5) Yr
                                                                                                         Swaps +
                                                                                                          3.24%
------------------------------------------------------------------------------------------------------------------------------------

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The Loan Amount(s) shown in the Loan Table are approximate  based on preliminary information provided by the BORROWER. The Payment amount(s) shown above are based on the stated Loan Amount and Interest Rate, and are subject to change in conjunction with any change in the Loan Amount.

All scheduled payments of principal and interest will be paid to GEFF via automated clearinghouse debit from a U.S. bank account in the name of BORROWER.


BORROWER:  ERI Acquisition Corp.


CORPORATE GUARANTOR(S): Following the completion of the tender offer and the merger, Elmer's Pancake & Steakhouse, Grass Valley Ltd., CBW Food Company, LLC. Each will guarantee for the term of the loan. Guarantee for each entity will be limited to a predetermined amount based on valuation and FCCR analysis on such entity.

STOCK PLEDGE (MONETARY DEFAULT): Limited-recourse guarantees from 22 individuals who will own 100% of the Elmer's Restaurant, Inc. stock post transaction and post merger. Guarantee will be secured by a pledge of stock in ERI Acquisition Corp., and after the merger, in Elmer's Restaurant, Inc. GEFF will agree to release its lien on up to 15% of the pledged stock if the proposed acquirer of such stock agrees, in writing, to certain restrictions, including an agreement by the holder of such stock that it will vote its stock with the majority interest holder (including GEFF in the event GEFF becomes owner of the stock by foreclosure or otherwise) (i) in connection with any decision to commence bankruptcy or other similar proceeding, (ii) in any plan proposed by any party in any bankruptcy proceeding or (iii) in connection with the sale of the assets of Elmer's Restaurant, Inc. These requirements will be effectuated, if required by GEFF, through certain restrictive legends placed on the applicable stock certificates.

COLLATERAL (LOAN #1): Prior to the merger, collateral for Loan #1 will be 100% stock pledge from ERI Acquisition Corp. in Elmer's Restaurants, Inc. (ERI Acquisition Corp. must have a minimum of 81% of Elmer's Restaurant, Inc. stock at 1st funding) and the cash collateral referred to below. Following the merger, the collateral will include: an assignment of franchise royalty stream from Elmer's Pancake & Steakhouse pursuant to documentation agreeable to both the borrower and GEFF, a 1st lien on all business assets at three existing Cooper's restaurants including equipment, seating, receivables, decor, liquor license, intellectual property, etc; a 1st lien on (all concepts other than Cooper's) intellectual property and liquor licenses; and a 2nd lien on all business assets (all concepts other than Cooper's) including equipment, seating, receivables, decor, liquor license, intellectual property, etc.

ADDITIONAL COLLATERAL (LOAN #1): Pledge $2MM in cash or cash equivalents under complete GEFF control between the 1st disbursement and final funding and corresponding merger of the ERI Acquisition Corp and Elmer's Restaurant, Inc. This lien will be released on the 91st day following the pledge of all listed in the immediately preceding paragraph. Elmer's Restaurant, Inc. to be pledged to support the loan (absent a breach under the applicable loan agreement or

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any intervening bankruptcy filing). BORROWER must provide evidence of the source of cash collateral.

COLLATERAL (LOAN #2): Following the merger, an assignment of franchise royalty stream from Elmer's Pancake & Steakhouse pursuant to documentation agreeable to both the borrower and GEFF. A 1st lien on all business assets at three existing Cooper's restaurants including equipment, seating, receivables, decor, liquor license, intellectual property, etc. A 1st lien on (all concepts other than Cooper's) intellectual property and liquor licenses. A 2nd lien on all business assets (all concepts other than Cooper's) including equipment, seating, receivables, decor, liquor license, intellectual property, etc.

CORPORATE FIXED CHARGE COVERAGE RATIO: Borrower must maintain a Corporate Fixed Charge Coverage Ratio equal to or greater than 1.25:1 as measured for each fiscal year. Corporate Fixed Charge Coverage Ratio equals the ratio of: (a) the sum of net income, depreciation and amortization, interest expense, income taxes1 and operating lease expense, plus or minus other non-cash adjustments or non-recurring items (as allowed by GEFF), minus increases in officer or shareholders loan receivables, minus dividends or distributions in excess of shareholder's estimated pass-through tax liabilities (in the event borrower is treated as an S-Corp for federal tax purposes) not otherwise expensed on the applicable income statement(s) to, (b) the sum of operating lease expense, principal payments on long term debt, maturities of all capital leases and interest expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

(1)Due to the structure of the borrowing entity, income taxes will by paid by the shareholders through dividend distributions. GEFF will allow a distribution add back equal to the pass-through tax liability of the borrower for the respective year. Documentation of the tax liability is to be provided by a CPA.

FUNDED DEBT TO EBITDA: As measured for BORROWER; and/or Elmer's Restaurants, Inc. on the last day of each fiscal year, Funded Debt to EBITDA shall be equal to or less than 4.75. "Funded debt" is defined as all term debt. EBITDA is defined as net income, plus interest expense, plus income taxes, plus depreciation and amortization expense plus or minus other non-cash adjustments or non-recurring items (as allowed by GEFF), less increases in officer or shareholder loans receivable, less dividends or distributions in excess of shareholder's estimated pass-through tax liability (in the event borrower is treated as an S-Corp for federal tax purposes) not otherwise expensed on the applicable income statement(s).


EARLY TERMINATION: On any regularly scheduled payment date, BORROWER will have the right to prepay all, but not less than all, of the outstanding balance of the loan.

At anytime a variable rate is in effect, the outstanding balance of the loan may be prepaid without premium or penalty.







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At anytime a fixed rate is in effect  during  years one through four of the Loan
Term, the outstanding balance of the loan may be prepaid with the payment of a prepayment fee equal to 1% of the principal prepaid (0% after year four of the Loan Term). In addition, the BORROWER may be subject to the payment of a Prepayment Premium to offset GEFF's breakage costs. The Prepayment Premium is equal to the positive difference (if any) between: (i) the present value of the remaining stream of payments during the period when a fixed rate is in effect calculated using the interpolated yield, at the time of prepayment, of the two U.S. Dollar Interest Rate Swaps (as published in Federal Reserve Statistical Release H.15 [519] at http://www.federalreserve.gov/releases/H.15/) whose terms most closely match the remaining period a fixed rate is in effect, and (ii) the present value of the remaining stream of payments calculated using the interpolated yield, as of the date the fixed rate is set, of the two U.S. Dollar Interest Rate Swaps whose terms most closely match the entire period the fixed rate is in effect.

If the present value of the calculation described in (ii) above is equal to or greater than the present value of the calculation described in (i) above, the Prepayment Premium will equal zero. The prepayment fee of 1% of the principal amount prepaid will be payable in any event.

PRINCIPAL PREPAYMENT OPTIONS FOR LOAN 2 (VARIABLE RATE LOAN): The BORROWER may prepay up to 20% of the original loan balance for Loan 2 every 12-month period on the anniversary of the Loan Closing Date with no prepayment fees, regardless of interest rates when prepaid. This can be done up to 3 times during the Loan Term and is not cumulative (i.e. maximum is 20% per year). A $250 processing fee will be required with each additional principal prepayment and the original loan principal payment schedule will remain unchanged (i.e. the loan term will be reduced).

In addition, at anytime the variable rate loan is in effect, the outstanding balance of the variable rate loan may be partially prepaid up to $1,500,000 of principal without premium, penalty or prohibition.

CROSS-DEFAULT/CROSS-COLLATERALIZATION: After the second funding, the loan documents will be cross-defaulted and cross-collateralized with each other and all other loan agreements, notes, mortgages, deeds of trust and other agreements now or hereafter entered into between (or, in the case of notes and guaranties, in favor of) (i) GEFF or any of its predecessors, other subsidiaries or affiliates, on the one hand, and (ii) Borrower, guarantors or any of their respective subsidiaries or affiliates, on the other hand.

FUNDING CUTOFF DATE: In the event that no portion of the loan is drawn by February 28, 2005, this date may be extended 75 days to allow for the completion of a long-form merger. The loan will be due and payable if not fully funded by the funding cutoff date.










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COMMITMENT ACCEPTANCE:

Subject to the terms and conditions herein stated, this Commitment is an offer that may be accepted by you only until December 10, 2004. Effective acceptance requires actual receipt by GEFF of a fully executed counterpart of this Commitment, without any changes thereto, on or before such date.

All other terms and conditions of the Proposal remain unchanged, including that GEFF shall have the right and option, without incurring any liability to the BORROWER, to terminate this proposed transaction and this Commitment (if accepted by you), if one or more of the following events occur: (i) a material adverse change in BORROWER'S financial condition prior to funding; (ii) any facts which would, in GEFF'S sole judgment, have the effect of impairing the collateral for the Loan; (iii) any facts not previously disclosed to GEFF with respect to BORROWER which, in GEFF'S sole judgment, would have caused GEFF to refuse to issue a Commitment; (iv) the financial information or financial statements submitted to GEFF in connection with this proposed transaction were not true, correct and complete in all material respects when submitted; (v) BORROWER have made any material misrepresentations to GEFF or withheld any other material information with regard to the proposed transaction; or (vi) BORROWER defaults on any of their contractual obligations to GEFF or its affiliates.

THE PROPOSAL, AS MODIFIED BY THIS COMMITMENT, IS NOT MEANT TO DEFINE ALL OF THE TERMS AND CONDITIONS OF THE LOAN - IT IS INTENDED ONLY TO OUTLINE CERTAIN BASIC POINTS OF THE BUSINESS UNDERSTANDING FROM WHICH FINAL LEGAL DOCUMENTATION WILL BE PREPARED. THE OUTLINED TERMS AND CONDITIONS ARE SUBJECT TO FINAL DOCUMENTATION SATISFACTORY TO ALL PARTIES AND COMPLETE LEGAL REVIEW AND APPROVAL OF ALL PERTINENT MATTERS.

This Commitment may not be assigned by the BORROWER or relied upon by any third party without the prior written consent of GEFF, and will be governed by the internal laws of the State of Arizona, without giving effect to conflict of law principles. GEFF may assign this Commitment without the consent of the BORROWER.

The Proposal as modified by this Commitment (i) supersedes any previous discussions, agreements and/or proposal/commitment letters relating to the Loan, and (ii) may only be amended by a written agreement executed by GEFF and the BORROWER.

ANY ACTION ARISING OUT OF THIS COMMITMENT OR THE LOAN DOCUMENTS SHALL BE PROSECUTED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ARIZONA. GEFF, BORROWER AND THE GUARANTORS WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF THIS COMMITMENT. BORROWER AND THE GUARANTORS WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO SEEK OR RECOVER FROM GE CAPITAL OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS AND EMPLOYEES

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ANY AWARD OF SPECIAL, INDIRECT,  CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION
WITH ANY DEFAULT BY GE CAPITAL UNDER THIS COMMITMENT. IN THE EVENT OF LITIGATION, THIS COMMITMENT LETTER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT AND THE OTHER TERMS OF THIS PARAGRAPH.

Please indicate your acceptance of this Commitment by executing it in the space provided below and returning it to my attention by December 10, 2004. If you have any questions regarding this matter, please feel free to contact me.

Sincerely,

GE CAPITAL FRANCHISE FINANCE CORPORATION


/s/ LISA A. MORRIS


Lisa A. Morris
Senior Risk Analyst
(800) 528-1179


The above terms and conditions are hereby agreed to and accepted this ______ day of __________________, 2004.



ERI ACQUISITION CORP., AN ENTITY TO BE FORMED


By:
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Printed Name:
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Title:
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